AMENDMENT TO

NON-QUALIFIED BENEFIT PLAN AGREEMENT

This AMENDMENT TO NON-QUALIFIED BENEFIT PLAN AGREEMENT (the “Amendment”), is effective December 17, 2008, by and between LSB INDUSTRIES, INC., a Delaware corporation (the “Company”), and Barry H. Golsen, an individual (the “Employee”).

WHEREAS, the Company and the Employee are parties to the Non-Qualified Benefit Plan Agreement, dated January 1, 1992 (the “Agreement”), which provides for the payment of certain amounts to Employee in the discretion of the Company; and

WHEREAS, each of the Company and the Employee wish to amend the Agreement in order to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, Section 10(a) of the Agreement provides that the Agreement “may be modified or amended by the Company in writing at any time…;”

NOW, THEREFORE, the Agreement is hereby amended as follows:

1. Certain Payments.  Notwithstanding anything in the Agreement to the contrary, the payment (or commencement of a series of payments) under the Agreement of any nonqualified deferred compensation (within the meaning of Section 409A of the Code) upon a termination of employment shall be delayed until such time as Employee has also undergone a “separation from service” as defined in Treas. Reg. § 1.409A-1(h), at which time such nonqualified deferred compensation (calculated as of the date of Employee’s termination of employment under the Agreement) shall be paid (or commence to be paid) to Employee on the schedule set forth in Agreement as if Employee had undergone such termination of employment (under the same circumstances) on the date of his ultimate “separation from service”.

2. Separate Payments.  To the extent that the Agreement provides for any payments of nonqualified deferred compensation (within the meaning of Section 409A of the Code) to be made in installments (including, without limitation, any severance payments), each such installment shall be deemed to be a separate payment for purposes of Section 409A of the Code.

3. Delay of Certain Payments for Specified Employees.  Notwithstanding anything herein to the contrary, any payment of nonqualified deferred compensation (within the meaning of Section 409A of the Code) that is otherwise required to be made under the Agreement to the Employee upon Employee’s separation from service shall be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code (the “Delay Period”).  On the first business day following the expiration of the Delay Period, Employee shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule set forth herein.

4. Company’s Right to Terminate.  The Employee acknowledges and agrees that the Agreement may be terminated by the Company at any time and for any reason prior to the death of the Employee in accordance with Section 10(b) of the Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Amendment effective as of the date first above written.

LSB INDUSTRIES, INC.

By:  /s/ Jack E. Golsen
Name:  Jack E. Golsen
Title:  Board Chairman

(the “Company”)

                                 /s/ Barry H. Golsen
                                BARRY H. GOLSEN, an individual

(the “Employee”)